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EXHIBIT 23.3

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT

The Board of Directors
MAI Systems Corporation:

The audits referred to in our report dated March 31, 2002, included the related financial statement schedule as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, included in the December 31, 2002, annual report on Form 10-K of MAI Systems Corporation. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 (Nos. 33-92194, 333-57454, 333-72412, 333-72414 and 333-72418)
of MAI Systems Corporation of our reports dated March 31, 2002, relating to the consolidated balance sheet of MAI Systems Corporation and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the years in the two-year period ended December 31, 2001, and the related financial statement schedule, which reports appear in the December 31, 2002, annual report on Form 10-K of MAI Systems Corporation.

/s/ KPMG LLP

Costa Mesa, California
April 23, 2003